Exhibit 99.1

PRESS RELEASE

KAR to Accelerate Dealer-to-Dealer Growth, Profitability Through
Acquisition of CARWAVE

•	Proposed transaction will complement KAR’s dealer-to-dealer offerings with a leading platform in California — the nation’s largest automotive market

•	With the addition of CARWAVE’s scale and financial performance, KAR expects to be immediately profitable across its North American dealer-to-dealer platforms

•	Combination will bring highly complementary talent, technology and capabilities to KAR

•	Transaction valued at $450 million; tax deductions aggregating approximately $400 million that will result in a reduction in future cash taxes of over $100 million are expected to be available to KAR upon completion of the transaction

CARMEL, Ind. – August 23, 2021 – KAR Auction Services, Inc., d/b/a/ KAR Global (NYSE: KAR) has signed a definitive agreement to acquire CARWAVE Holdings LLC (“CARWAVE”) subject to certain regulatory approvals and other customary closing conditions. CARWAVE is an online dealer-to-dealer marketplace featuring certified mechanical inspections, buyer guarantees and a 24/7, direct offer trading format with semi-weekly live auctions. Upon closing, the acquisition will build on KAR’s consistent growth in the dealer-to-dealer segment, enhance KAR’s position in the highly fragmented wholesale used vehicle market, and accelerate the company’s overall transformation to a digital marketplace company.

“This acquisition will advance our clear growth strategy in the dealer-to-dealer segment and accelerate the positive momentum we’ve sustained over the past several quarters,” said Peter Kelly, CEO of KAR Global. “CARWAVE has a strong, active dealer network in California — the country’s largest wholesale automotive market, as well as a growing presence in Arizona and Texas. The acquisition will enhance our continued growth in all of these areas while providing each company’s unique customers with greater choice through an expanded buyer and seller base. CARWAVE’s asset-light, technology-forward business model, with approximately 100,000 vehicles sold over the past 12 months, will enable us to continue driving innovation, achieve immediate profitability across our dealer-to-dealer offerings and enhance our position in the highly competitive dealer-to-dealer space.”

CARWAVE was founded in 2009 in California and currently serves a broad network of franchise and independent dealers across Arizona, California, Nevada, Oregon and Texas. The company’s online platform enables dealers to conveniently wholesale trade-ins and aged frontline units directly from their lot and quickly source new inventory from anywhere.

After the transaction closes, key CARWAVE leadership including co-founders John Lauer and Bill Lauer will remain with the company, and KAR intends to continue operating CARWAVE’s Escondido, California headquarters.

“We started CARWAVE to provide dealers with a low cost, low stress and hassle-free alternative to physical wholesale auctions,” said John Lauer, president of CARWAVE. “KAR has truly embraced these core principles, and their progressive approach continues to lead the digital transformation of our industry. Our two organizations share a passion for innovation, a dedication to customer service and a commitment to making wholesale easy. And we look forward to combining our great networks of trusted dealers and delivering the best, most convenient and profitable wholesale solutions possible.”

The purchase price of the acquisition is $450 million and the transaction is expected to close prior to year-end pending the requisite legal and regulatory approvals. Winston & Strawn LLP is serving as legal advisor to KAR Global. Latham & Watkins LLP is serving as legal advisor to CARWAVE.

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Media Inquiries:	Analyst Inquiries:
Tobin Richer	Mike Eliason
(317) 665-0366	(317) 249-4559
tobin.richer@karglobal.com	mike.eliason@karglobal.com

About KAR

KAR Auction Services, Inc. d/b/a KAR Global (NYSE: KAR), provides sellers and buyers across the global wholesale used vehicle industry with innovative, technology-driven remarketing solutions. KAR Global’s unique end-to-end platform supports whole car, financing, logistics and other ancillary and related services, including the sale of nearly 3.1 million units valued at over $40 billion through our auctions in 2020. Our integrated physical, online and mobile marketplaces reduce risk, improve transparency and streamline transactions for customers in about 75 countries. Headquartered in Carmel, Indiana, KAR Global has employees across the United States, Canada, Mexico, Uruguay, United Kingdom and Europe. For more information and the latest KAR Global news, go to www.karglobal.com and follow us on Twitter @KARspeaks.

About CARWAVE

Founded in 2009, CARWAVE is the dealership’s eyes and ears when purchasing a wholesale vehicle. The company is displacing the $100 billion traditional brick-and-mortar wholesale automobile auction industry with its innovative, internet-based business model. By using the platform, franchise and independent dealerships can increase profit margins, find high-quality cars easier, and avoid the operational headache of traveling to auction houses each month. For more information, please visit https://www.carwave.com.

Forward-Looking Statement

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. Factors and risks to our business that could cause actual results to differ from those contained in the forward-looking statements are described in our filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, potential risks and uncertainties relating to the novel coronavirus (COVID-19).